LEXINGTON REALTY TRUST

ARTICLES SUPPLEMENTARY

Lexington Realty Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation that:

FIRST: Under a power contained in Article VI of the declaration of trust of the Trust (the “Declaration of Trust”), the Board of Trustees of the Trust (the “Board of Trustees”), by duly adopted resolutions, reclassified and designated (a) all 3,160,000 authorized but unissued shares of the Trust’s 8.05% Series B Cumulative Redeemable Preferred Stock, par value $0.0001 per share, and (b) all 8,000,000 authorized but unissued shares of the Trust’s 7.55% Series D Cumulative Redeemable Preferred Stock, par value $0.0001 per share, as shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), of the Trust, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as set forth in the Declaration of Trust.
SECOND: The foregoing shares of Preferred Stock have been reclassified and designated by the Board of Trustees under the authority contained in the Declaration of Trust.

THIRD: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.
FOURTH: The undersigned officer of the Trust acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed in its name and on its behalf by the undersigned Executive Vice President and attested by its Secretary this 15th day of November, 2013.

ATTEST:		LEXINGTON REALTY TRUST
/s/ Paul R. Wood		By:	/s/ Joseph S. Bonventre
Name:	Paul R. Wood	Name:	Joseph S. Bonventre
Title:	Secretary	Title:	Executive Vice President

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